55 Technology Way  • West Greenwich, Rhode Island 02817 USA  • Telephone: 401 392-1000   •Fax: 401 392-1234

For Immediate Release December 10, 2001	Contact: Robert K. Vincent Public Affairs GTECH Corporation 401-392-7452

GTECH TO ISSUE CONVERTIBLE DEBENTURES

WEST GREENWICH, RI - (December 10, 2001) - GTECH (NYSE:GTK) today announced that it intends to raise $150 million through a private placement of Convertible Debentures due 2021. The offering will be made only to qualified institutional buyers in the United States under Rule 144A.

The Company stated that it intends to use the net proceeds of the offering, along with additional borrowings under its credit facility, for the repayment of certain existing indebtedness, including payment of any applicable premiums, fees or other amounts and transaction fees, and the repurchase of up to $40 million of its common stock under its share repurchase program.

The Company expects that the Convertible Debentures will be convertible into shares of its common stock if the sale price of its common stock exceeds specified levels or in certain other circumstances. In addition, the Company expects that the debentures will be redeemable at the Company’s option beginning in December 2006, and that the holders may require the Company to repurchase debentures on specified dates in 2004, 2006, 2011 and 2016 and in certain other circumstances.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

This press release contains forward-looking statements including, without limitation, statements relating to the future operations and financial performance of GTECH and the Company’s future strategies. These forward-looking statements also include statements relating to GTECH’s intention to raise proceeds through the offering and sale of the convertible debentures, the intended use of proceeds and the anticipated terms of the convertible debentures. Such forward-looking statements reflect management’s assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties which could cause results to differ materially from those contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, the ability of GTECH to complete the offering on anticipated terms or at all. GTECH’s ability to complete the offering will depend on, among other things, market conditions. In addition, GTECH’s business and its ability to complete the offering are subject to the risks described in its filings with the Securities and Exchange Commission, including its annual report on Form 10-K for its 2001 fiscal year and in other filings.

GTECH, a leading global information technology company with approximately $1 billion in revenues and 4,700 people in 44 countries, provides software, networks, and professional services that power high-performance, transaction processing solutions. The Company’s core market is the lottery industry, with a growing presence in financial services and related segments.

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